Exhibit 99.1

FOR IMMEDIATE RELEASE	For information contact:
August 15, 2011	Kelly C. Clarke
(804) 727-6321

Apple REIT Eight, Inc. Reports Results for the Second Quarter of 2011

Richmond – August 15, 2011 – Apple REIT Eight, Inc. (“Apple Eight”), a real estate investment trust (REIT) that owns 51 Marriott®- and Hilton®-branded hotels, has reported results of operations for the second quarter of 2011 on its form 10Q filed with the Securities and Exchange Commission (SEC). Apple Eight encourages the review of all of the Company’s filings with the SEC, including the second quarter 2011 10Q, which are available online at www.applereiteight.com or www.sec.gov.

Highlights include:

•

Funds from operations (FFO) for the second quarter of 2011 totaled $14.0 million, or $0.15 per share, an increase of six percent as compared to FFO achieved during the same period of 2010 of $13.2 million, or $0.14 per share. For the six-month period ending June 30, 2011, FFO totaled $20.7 million, or $0.22 per share, an increase of approximately three percent as compared to results from the same period last year, excluding a $3 million one-time gain on sale of stock in the first quarter of 2010.[1]

•

Net income was $4.8 million for the second quarter of this year, or $0.05 per share, as compared to $4.4 million, or $0.05 per share for the same period in 2010. Net income for the six-month period ending June 30, 2011 was $2.7 million, or $0.03 per share as compared to $5.8 million, or $0.06 per share, for the same six-month period of 2010.

•

For the three- and six-month periods ending June 30, 2011, our hotels reported an average occupancy of 78 percent and 72 percent, average daily rate (ADR) of $114 and $110, and revenue per available room (RevPAR) of $89 and $80, respectively. As compared to results for the same six-month period of 2010, the average occupancy rate was up approximately three percent, ADR increased by approximately one percent and RevPAR was up by approximately four percent.

•

At June 30, 2011, Apple Eight’s debt level was less than 22 percent of the Company’s total initial capitalization, which is well below industry averages. The Company has renegotiated and reinstated four of the five loans that had been placed with a special servicer earlier this year, with payments resumed in full. The fifth loan was renegotiated and paid off at a discount. The Company strategically defaulted on these loans in an effort to increase shareholder value. Net savings are in excess of $1 million.

•	The Company’s Board of Directors decreased the annualized distribution rate from $0.77 per share to $0.55 per share. This decrease began with Apple Eight’s July 15, 2011 distribution payment.

About Apple REIT Eight, Inc.
Apple REIT Eight, Inc. is a real estate investment trust (REIT) focused on the ownership of hotels that generate attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn & Suites® by Marriott®, Renaissance® Hotels, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Marriott® Hotels & Resorts, Homewood Suites by Hilton®, Hilton Garden Inn®, Hampton Inn® and Hampton Inn & Suites® brands. Our portfolio consists of 51 hotels, containing a total of 5,910 guestrooms in 19 states. Apple Eight is a premier real estate investment company committed to providing maximum value for our shareholders. David Lerner Associates, Inc. served as the managing broker dealer in the sales of the Company’s shares.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Eight to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Eight to implement its operating strategy; Apple Eight’s ability to manage planned growth; the outcome of current and future litigation and regulatory proceedings or inquiries; changes in economic cycles, and competition within the hotel industry. Although Apple Eight believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Eight or any other person that the results or conditions described in such statements or the objectives and plans of Apple Eight will be achieved. In addition, Apple Eight’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Eight’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Eight with the SEC on March 11, 2011. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1 Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. The Company considers FFO in evaluating operating performance and believes FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs.

Below is a reconciliation of FFO to net income as reported in the Company’s second quarter 2011 10Q:

(in thousands except per share amounts)	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended ended June 30, 2011	Six months ended ended June 30, 2010

Net Income	$4,774	$4,411	$2,665	$5,800
Depreciation of real estate owned	9,196	8,747	18,029	17,399

Funds from operations	$13,970	$13,158	$20,694	$23,199

Net income per share	$0.05	$0.05	$0.03	$0.06
FFO per share	$0.15	$0.14	$0.22	$0.25

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